FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS FOURTH QUARTER 2017 FINANCIAL RESULTS

•	Reported Net Income of $0.26 Per Share Inclusive of Income Tax and Land Charges Partially Offset By Favorable Insurance Adjustments

•	Adjusted Net Income of $0.85 Per Share Increased 27% Over Prior Year Q4 Adjusted Net Income of $0.67 Per Share

•	Home Sale Revenues Increased 12% to $2.7 Billion

•	Value of Net New Orders Increased 22% to $2.0 Billion; Net New Orders Gained 14% to 4,805 Homes

•	Backlog Value Increased 35% to $4.0 Billion; Unit Backlog Increased 21% to 8,996 Homes

•	Company Repurchased 7.6 Million Shares of Stock During the Quarter for $251 Million

•	Company Announces $500 Million Increase to Share Repurchase Plan

ATLANTA - January 30, 2018 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its fourth quarter ended December 31, 2017. For the quarter, the Company’s reported net income was $77 million, or $0.26 per share. Adjusted net income for the period was $253 million, or $0.85 per share, after excluding a $66 million pre-tax benefit associated with insurance related adjustments, a $57 million pre-tax charge relating to land adjustments, and $181 million of income tax charges primarily relating to the revaluation of the Company’s deferred tax assets following newly enacted federal tax legislation.

Reported net income for the prior year fourth quarter was $273 million, or $0.83 per share. Adjusted net income for the prior year fourth quarter was $223 million, or $0.67 per share, after excluding $0.16 per share of insurance and income tax benefits.

“Reflecting the continued strength of housing demand, the value of new orders in the quarter increased 22% over the prior year, helping to grow our year-end backlog to a 12-year high of $4.0 billion,” said Ryan Marshall, President and CEO of PulteGroup. “Consistent with our strategic objectives, we leveraged a 12% increase in quarterly revenues into a 27% increase in adjusted earnings per share.”

“Ongoing gains in profitability and cash flow generation, which allowed us to reinvest in our business while repurchasing 11% of our outstanding common shares in 2017, also gave our Board the confidence to announce today a $500 million increase to our share repurchase plan,” added Marshall. “Given expectations for further expansion in the economy, along with ongoing gains in employment and buyer demand, we remain highly constructive on the industry. With our large backlog and robust land pipeline, we are well positioned to continue growing our business and building even greater value for our shareholders.”

Fourth Quarter Results

Home sale revenues for the fourth quarter increased 12% over the prior year to $2.7 billion. Higher revenues for the period were driven by a 7% increase in closings to 6,632 homes, combined with a 5%, or $19,000, increase in average closing price to $410,000.

The Company’s fourth quarter adjusted home sale gross margin, which excludes the $57 million land charge, was 23.8%. Inclusive of this charge, the Company’s reported gross margin for the fourth quarter was 21.6%. Prior year adjusted and reported gross margins were 24.9% and 24.8%, respectively.

The Company’s fourth quarter adjusted homebuilding SG&A expense, which excludes the $66 million insurance-related benefit, was $268 million, or 9.8% of home sale revenues. The comparable prior year adjusted SG&A expense of $263 million, or 10.8% of home sale revenues, excludes a $55 million benefit associated with an insurance-related adjustment recorded in that quarter. Reported SG&A expense in the current quarter was $202 million, or 7.4% of home sale revenues, compared with fourth quarter 2016 reported SG&A expense of $208 million, or 8.6% of home sale revenues.

The value of fourth quarter net new orders increased 22% over the prior year to $2.0 billion, while the number of orders increased 14% to 4,805 homes. For the fourth quarter, the Company operated out of 790 communities, which is up 9% over the fourth quarter of 2016.

Backlog value at the end of the fourth quarter was $4.0 billion, which is up 35% over the prior year and is the Company’s highest year-end backlog in over a decade. On a unit basis, backlog for the quarter was up 21% over last year to 8,996 homes. The average price of homes in backlog increased 12% over the prior year to $442,000.

The Company's financial services operations reported fourth quarter pre-tax income of $23 million compared with $25 million in the prior year. The decrease in pre-tax income was primarily the result of a more competitive operating environment which impacted pricing during the period. Mortgage capture rate for the quarter was 81%, compared with 82% in the prior year.

For the quarter, the Company’s adjusted income tax expense, which excludes the $181 million income tax charge relating primarily to the revaluation of its deferred tax assets resulting from the Tax Cuts and Jobs Act enacted in December 2017, was $147 million. The Company’s adjusted effective tax rate for the fourth quarter was 36.8%.

During the quarter, the Company repurchased 7.6 million common shares for $251 million, or an average price of $33.09 per share. For the year, the Company repurchased a total of 35.4 million common shares, or 11% of its outstanding shares, for $910 million, or an average price of $25.70 per share. The Company also used available cash to retire $123 million of notes that matured in the fourth quarter.

Share Repurchase Plan Increased by $500 Million

In a separate press release issued today, the Company announced that its Board of Directors approved an increase to its existing share repurchase plan of $500 million. As of December 31, 2017, the Company had $94 million of authorization remaining in its share repurchase plan. The Company expects that share repurchases will be made from time to time in the open market, through privately negotiated transactions or otherwise subject to market conditions, applicable legal requirements, and other relevant factors.

A conference call discussing PulteGroup's fourth quarter 2017 results is scheduled for Tuesday, January 30, 2018, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to the impairment charge with respect to certain land parcels and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws, including, but not limited to the Tax Cuts and Jobs Act which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

# # #

PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Homebuilding
Home sale revenues	$2,717,031	$2,423,472	$8,323,984	$7,451,315
Land sale revenues	20,360	15,431	57,106	36,035
	2,737,391	2,438,903	8,381,090	7,487,350
Financial Services	56,166	54,175	192,160	181,126
Total revenues	2,793,557	2,493,078	8,573,250	7,668,476

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,128,931)	(1,821,672)	(6,461,152)	(5,587,974)
Land sale cost of revenues	(18,500)	(14,256)	(134,449)	(32,115)
	(2,147,431)	(1,835,928)	(6,595,601)	(5,620,089)

Financial Services expenses	(33,139)	(29,370)	(119,289)	(108,573)
Selling, general, and administrative expenses	(201,607)	(207,647)	(891,581)	(957,150)
Other expense, net	(2,613)	(6,412)	(27,951)	(48,814)
Income before income taxes	408,767	413,721	938,828	933,850
Income tax expense	(331,352)	(140,549)	(491,607)	(331,147)
Net income	$77,415	$273,172	$447,221	$602,703

Net income per share:
Basic	$0.26	$0.83	$1.45	$1.76
Diluted	$0.26	$0.83	$1.44	$1.75
Cash dividends declared	$0.09	$0.09	$0.36	$0.36

Number of shares used in calculation:
Basic	292,174	325,975	305,089	339,747
Effect of dilutive securities	1,318	1,834	1,725	2,376
Diluted	293,492	327,809	306,814	342,123

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	December 31, 2017	December 31, 2016

ASSETS

Cash and equivalents	$272,683	$698,882
Restricted cash	33,485	24,366
Total cash, cash equivalents, and restricted cash	306,168	723,248
House and land inventory	7,147,130	6,770,655
Land held for sale	68,384	31,728
Residential mortgage loans available-for-sale	570,600	539,496
Investments in unconsolidated entities	62,957	51,447
Other assets	745,123	857,426
Intangible assets	140,992	154,792
Deferred tax assets, net	645,295	1,049,408
	$9,686,649	$10,178,200

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$393,815	$405,455
Customer deposits	250,779	187,891
Accrued and other liabilities	1,356,333	1,429,712
Income tax liabilities	86,925	34,860
Financial Services debt	437,804	331,621
Notes payable	3,006,967	3,129,298
Total liabilities	5,532,623	5,518,837
Shareholders' equity	4,154,026	4,659,363
	$9,686,649	$10,178,200

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Year Ended
	December 31,
	2017	2016
Cash flows from operating activities:
Net income	$447,221	$602,703
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	422,307	334,787
Land-related charges	191,913	19,357
Depreciation and amortization	50,998	54,007
Share-based compensation expense	33,683	22,228
Loss on debt retirements	—	657
Other, net	(1,789)	1,614
Increase (decrease) in cash due to:
Inventories	(569,030)	(897,092)
Residential mortgage loans available-for-sale	(33,009)	(99,527)
Other assets	55,099	(45,721)
Accounts payable, accrued and other liabilities	65,684	75,257
Net cash provided by (used in) operating activities	663,077	68,270
Cash flows from investing activities:
Capital expenditures	(32,051)	(39,295)
Investment in unconsolidated subsidiaries	(23,037)	(14,539)
Cash used for business acquisition	—	(430,458)
Other investing activities, net	4,846	13,100
Net cash used in investing activities	(50,242)	(471,192)
Cash flows from financing activities:
Proceeds from debt issuance	—	1,995,937
Repayments of debt	(134,747)	(986,919)
Borrowings under revolving credit facility	2,720,000	619,000
Repayments under revolving credit facility	(2,720,000)	(619,000)
Financial Services borrowings, net	106,183	63,744
Stock option exercises	27,720	5,845
Share repurchases	(916,323)	(603,206)
Dividends paid	(112,748)	(124,666)
Net cash provided by (used in) financing activities	(1,029,915)	350,735
Net increase (decrease)	(417,080)	(52,187)
Cash, cash equivalents, and restricted cash at beginning of period	723,248	775,435
Cash, cash equivalents, and restricted cash at end of period	$306,168	$723,248

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(942)	$(26,538)
Income taxes paid (refunded), net	$14,875	$2,743

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
HOMEBUILDING:
Home sale revenues	$2,717,031	$2,423,472	$8,323,984	$7,451,315
Land sale revenues	20,360	15,431	57,106	36,035
Total Homebuilding revenues	2,737,391	2,438,903	8,381,090	7,487,350

Home sale cost of revenues	(2,128,931)	(1,821,672)	(6,461,152)	(5,587,974)
Land sale cost of revenues	(18,500)	(14,256)	(134,449)	(32,115)
Selling, general, and administrative expenses	(201,607)	(207,647)	(891,581)	(957,150)
Other income (expense), net	(2,845)	(6,604)	(28,576)	(49,345)
Income before income taxes	$385,508	$388,724	$865,332	$860,766

FINANCIAL SERVICES:
Income before income taxes	$23,259	$24,997	$73,496	$73,084

CONSOLIDATED:
Income before income taxes	$408,767	$413,721	$938,828	$933,850

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Home sale revenues	$2,717,031	$2,423,472	$8,323,984	$7,451,315

Closings - units
Northeast	489	529	1,335	1,418
Southeast	1,137	1,102	3,888	3,901
Florida	1,222	1,093	3,861	3,441
Midwest	1,120	1,142	3,696	3,418
Texas	1,298	1,080	4,107	3,726
West	1,366	1,251	4,165	4,047
	6,632	6,197	21,052	19,951
Average selling price	$410	$391	$395	$373

Net new orders - units
Northeast	357	306	1,460	1,361
Southeast	919	804	4,233	3,810
Florida	1,000	705	4,121	3,585
Midwest	757	766	3,876	3,636
Texas	840	784	4,121	3,793
West	932	837	4,815	4,141
	4,805	4,202	22,626	20,326
Net new orders - dollars	$2,030,223	$1,666,066	$9,361,534	$7,753,399

			December 31,
			2017	2016
Unit backlog
Northeast			512	387
Southeast			1,716	1,371
Florida			1,678	1,418
Midwest			1,487	1,307
Texas			1,426	1,412
West			2,177	1,527
			8,996	7,422
Dollars in backlog			$3,979,064	$2,941,512

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
MORTGAGE ORIGINATIONS:
Origination volume	4,521	4,250	14,152	13,373
Origination principal	$1,348,933	$1,225,568	$4,127,084	$3,706,745
Capture rate	80.6%	81.8%	79.9%	81.2%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Interest in inventory, beginning of period	$222,545	$176,661	$186,097	$149,498
Interest capitalized	45,771	44,961	181,719	160,506
Interest expensed	(41,705)	(35,525)	(141,205)	(123,907)
Interest in inventory, end of period	$226,611	$186,097	$226,611	$186,097

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our operating results reflecting certain adjustments, including adjustments to cost of revenues, selling general, and administrative expenses, income before income taxes, income tax expense, net income, diluted earnings per share, and operating margin. These measures are considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures as measures of our profitability. We believe that reflecting these adjustments provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.
The following tables set forth a reconciliation of the non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000's omitted):

	Three Months Ended			Three Months Ended
	December 31, 2017			December 31, 2016

	As Reported	Adjustments (a)	Adjusted	As Reported	Adjustments (b)	Adjusted
Revenues:
Homebuilding
Home sale revenues	$2,717,031	$—	$2,717,031	$2,423,472	$—	$2,423,472
Land sale revenues	20,360	—	20,360	15,431	—	15,431
	2,737,391	—	2,737,391	2,438,903	—	2,438,903
Financial Services	56,166	—	56,166	54,175	—	54,175
Total revenues	2,793,557	—	2,793,557	2,493,078	—	2,493,078

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,128,931)	57,466	(2,071,465)	(1,821,672)	1,074	(1,820,598)
Land sale cost of revenues	(18,500)	—	(18,500)	(14,256)	—	(14,256)
	(2,147,431)	57,466	(2,089,965)	(1,835,928)	1,074	(1,834,854)

Financial Services expenses	(33,139)	—	(33,139)	(29,370)	—	(29,370)
Selling, general, and administrative expenses (SG&A)	(201,607)	(66,009)	(267,616)	(207,647)	(55,243)	(262,890)
Other expense, net	(2,613)	—	(2,613)	(6,412)	—	(6,412)
Income before income taxes	408,767	(8,543)	400,224	413,721	(54,169)	359,552
Income tax expense	(331,352)	183,871	(147,481)	(140,549)	3,865	(136,684)
Net income	$77,415	$175,328	$252,743	$273,172	$(50,304)	$222,868

Earnings per share (diluted)	$0.26		$0.85	$0.83		$0.67

Home sale gross margin	21.6%		23.8%	24.8%		24.9%
SG&A as a percentage of sales	7.4%		9.8%	8.6%		10.8%
Operating margin	14.2%		13.9%	16.3%		14.0%

Effective tax rate	81.1%		36.8%	34.0%		38.0%

(a)
Includes land inventory impairments, an insurance-related benefit, and income tax charges primarily related to the revaluation of deferred tax assets resulting from the Tax Cuts and Jobs Act enacted in December 2017

(b)
Includes land inventory impairments, an insurance-related benefit, and net income tax benefits primarily related to energy efficient home credits and a deferred tax benefit related to a legal entity restructuring

	Twelve Months Ended			Twelve Months Ended
	December 31, 2017			December 31, 2016

	As Reported	Adjustments (a)	Adjusted	As Reported	Adjustments (b)	Adjusted
Revenues:
Homebuilding
Home sale revenues	$8,323,984	$—	$8,323,984	$7,451,315	$—	$7,451,315
Land sale revenues	57,106	—	57,106	36,035	—	36,035
	8,381,090	—	8,381,090	7,487,350	—	7,487,350
Financial Services	192,160	—	192,160	181,126	—	181,126
Total revenues	8,573,250	—	8,573,250	7,668,476	—	7,668,476

Homebuilding Cost of Revenues:
Home sale cost of revenues	(6,461,152)	101,058	(6,360,094)	(5,587,974)	1,074	(5,586,900)
Land sale cost of revenues	(134,449)	81,006	(53,443)	(32,115)	—	(32,115)
	(6,595,601)	182,064	(6,413,537)	(5,620,089)	1,074	(5,619,015)

Financial Services expenses	(119,289)	—	(119,289)	(108,573)	—	(108,573)
Selling, general, and administrative expenses (SG&A)	(891,581)	(65,496)	(957,077)	(957,150)	(45,213)	(1,002,363)
Other expense, net	(27,951)	8,017	(19,934)	(48,814)	26,643	(22,171)
Income before income taxes	938,828	124,585	1,063,413	933,850	(17,496)	916,354
Income tax expense	(491,607)	107,661	(383,946)	(331,147)	(17,596)	(348,743)
Net income	$447,221	$232,246	$679,467	$602,703	$(35,092)	$567,611

Earnings per share (diluted)	$1.44		$2.19	$1.75		$1.66

Home sale gross margin	22.4%		23.6%	25.0%		25.0%
SG&A as a percentage of sales	10.7%		11.5%	12.8%		13.5%
Operating margin	11.7%		12.1%	12.2%		11.6%

Effective tax rate	52.4%		36.1%	35.5%		38.1%

(a)
Includes land inventory impairments, net realizable value adjustments on land held for sale, net insurance-related benefits, an impairment of an investment in an unconsolidated subsidiary, and income tax charges primarily related to the revaluation of deferred tax assets resulting from the Tax Cuts and Jobs Act enacted in December 2017

(b)
Includes land inventory impairments, net insurance-related benefits, restructuring costs associated with a plan to reduce overhead expenses, costs relating to shareholder activities, a charge resulting from the settlement of a disputed land transaction, and net income tax benefits primarily related to energy efficient home credits and a deferred tax benefit related to a legal entity restructuring

.